Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SUN MICROSYSTEMS, INC.

Sun Microsystems, Inc., a Delaware corporation (the “Company”), does hereby certify that:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 1:00 a.m., Eastern Standard Time, on November 12, 2007.

THIRD: Article 4 of the Certificate of Incorporation is hereby amended by deleting paragraph (a) in its entirety and replacing it with the following:

“(a) The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is 1,810,000,000, of which 1,800,000,000 shares shall be Common Stock with a par value of $0.001 per share and 10,000,000 shares shall be Preferred Stock with a par value of $0.001 per share.

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Company as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-fourth (1/4th) of a fully-paid and nonassessable share of Common Stock, provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Company shall pay in cash the fair value of such fractions of a share as of the time when this Certificate of Amendment becomes effective based on the average closing sales price of the Common Stock as reported on NASDAQ for the four trading days preceding such date.”

Signed on this 9th day of November, 2007

By:	/s/ Michael A. Dillon
Name:	Michael A. Dillon
Title:	Executive Vice President, General Counsel and Secretary